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WAYPOINT BANK                                               235 N. Second Street
                                                            Harrisburg, Pa 17101
                                                            Phone 717-909-2603
                                                            Fax 717-231-6186



                                  EXHIBIT 99.1


NEWS RELEASE


     FOR IMMEDIATE RELEASE
     SEPTEMBER 29, 2003

     Contact:  Steve Gardner
               Public Relations Manager
               (717) 909-2603

             WAYPOINT COMPLETES ACQUISITION OF TWO CHAMBERSBURG, PA
                   BANK BRANCHES FROM FIRST COMMONWEALTH BANK

          HARRISBURG, PA--Waypoint Financial Corporation (NASDAQ: WYPT) today announced that Waypoint Bank has completed the acquisition of two bank branches in Chambersburg, Pennsylvania from First Commonwealth Bank.

          Terms of the transaction, which was first announced on July 24, 2003, were not released.

          Under the agreement, Waypoint acquires the First Commonwealth Bank
     (FCB) branches at 15 South Main Street in Chambersburg and 1720 Lincoln Highway East in Guilford Township. Waypoint also assumes $30 million in deposits and purchased $5 million in loans associated with the two offices.

          The transaction provides Waypoint with its first retail branches in the Chambersburg market. This fall, Waypoint will also open a third office in Chambersburg, new branches in Shippensburg and Gettysburg, PA and a newly relocated office in Hagerstown, MD. The new branches






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     significantly expand the company's presence along the I-81 corridor and connect Waypoint's Maryland and Central Pennsylvania retail operations

          Waypoint Financial Corporation is the holding company for Waypoint Bank, a $5.6 billion financial services organization with 62 branch offices located throughout Pennsylvania and Maryland. Waypoint provides a full range of financial services, including banking for retail, commercial, and small business customers; trust and investment; brokerage and insurance services. The company's common stock trades on the NASDAQ market under the symbol WYPT.

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